Consent of Independent Auditors

The Board of Trustees
Oppenheimer World Bond Fund

We consent to the use in this Registration Statement of Oppenheimer World Bond Fund of our report dated November 19, 1999 included in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also a part of such Registration Statement, and "Independent Auditors" appearing in the Statement of Additional Information.



                                          /s/ KPMG LLP

                                          KPMG LLP

Denver, Colorado
February 22, 2000


















705-AudCon99.doc